Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 23, 2011

To the Board of Directors of
MyOtherCountryClub.com
Reno, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by MyOtherCountryClub.com of our report dated March 21, 2011, relating to the financial statements of MyOtherCountryClub.com, a Nevada Corporation, as of and for the periods ending December 31, 2010 and 2009 and for the period from inception to December 31, 2010.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC